                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                          [CITRIX LOGO APPEARS HERE]

           Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

     This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                              Principal Amount at                                   Number of
                                             Maturity of Debentures          Percentage of         Conversion
                                            Beneficially Owned That            Debentures       Shares That May
             Name                                 May Be Sold                 Outstanding           Be Sold
             ----                                 -----------                 -----------           -------
Baptist Health of South Florida                       445,000                    0.05%                3,128

Wake Forest University                              2,335,000                    0.27%               16,416

Engineers Joint Pension Fund                          950,000                    0.11%                6,679

Boston Museum of Fine Arts                            355,000                    0.04%                2,495

San Diego County Convertible                        6,985,000                    0.82%               49,108

Arkansas Teachers Retirment                         6,940,000                    0.82%               48,792

San Diego City Retirement                           2,685,000                    0.32%               18,877

Salomon Brothers Asset Management, Inc.             3,000,000                    0.35%               21,091

Franklin Strategic Series - Franklin Small         30,000,000                    3.53%              210,918
 Cap Growth Fund

Fist Franklin Convertible Securities Fund           4,000,000                    0.47%               28,122

Any other holder of Debentures or future          $12,828,000                    1.51%               90,233
 transferee from any such holder


                             _____________________

          The Date Of This Prospectus Supplement Is December 22, 1999.